77C Matters submitted to a vote of security holders

Liberty Newport Europe Fund

(a) On September 26, 2001, a Special Meeting of Shareholders of Liberty Newport Europe Fund (Fund) was held to approve the following item, as described in the Proxy Statement for the Meeting. On July 16, 2001, the record date for the Meeting, the Fund had 971,008.407 outstanding shares of beneficial interest. The vote cast at the Meeting was as follows:

(b) Not applicable.

(c) To approve a new Investment Advisory Agreement with Newport Fund Management, Inc.

       For:           700,576.977    shares of beneficial interest being a
                                     majority of the shares represented
                                     at the Meeting
      Against:        1,483.614      shares of beneficial interest
      Abstain:        7,229.374      shares of beneficial interest

 (d) Not applicable.

(proxy material incorporated herein by reference to Accession Numbers 0000950135-01-502257 and 0000021847-01-500133)


77Q1 - Exhibits

Management Agreement


                           LIBERTY NEWPORT EUROPE FUND

                              MANAGEMENT AGREEMENT

AGREEMENT dated as of November 1, 2001, between LIBERTY FUNDS TRUST VII, a Massachusetts business trust ("Trust"), with respect to LIBERTY NEWPORT EUROPE FUND ("Fund"), and NEWPORT FUND MANAGEMENT, INC., a Virginia corporation ("Advisor").

In consideration of the promises and covenants herein, the parties agree as follows:

1. The Advisor will manage the investment of the assets of the Fund in accordance with its prospectus and statement of additional information and will perform the other services herein set forth, subject to the supervision of the Board of Trustees of the Trust. The Advisor may delegate its investment responsibilities to a sub-advisor.

2.   In carrying out its investment management obligations, the Advisor shall:

     (a) evaluate such economic, statistical and financial information and undertake such investment research as it shall believe advisable; (b) purchase and sell securities and other investments for the Fund in accordance with the procedures described in its prospectus and statement of additional information; and (c) report results to the Board of Trustees of the Trust.

3. The Advisor shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

4. The Fund shall pay the Advisor monthly a fee at the annual rate of 0.95% of the average daily net assets of the Fund.

5. The Advisor may waive its compensation (and bear expenses of the Fund) to the extent that expenses of the Fund exceed any expense limitation the Advisor declares to be effective.

6.   This Agreement shall become effective as of the date of its execution, and

     (a) unless otherwise terminated, shall continue until July 31, 2003 and from year to year thereafter so long as approved annually in accordance with the 1940 Act; (b) may be terminated without penalty on sixty days' written notice to the Advisor either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding shares of the Fund;
     (c) shall automatically terminate in the event of its assignment; and (d) may be terminated without penalty by the Advisor on sixty days' written notice to the Trust.

7.   This Agreement may be amended in accordance with the 1940 Act.

8. For the purpose of the Agreement, the terms "vote of a majority of the outstanding shares", "affiliated person" and "assignment" shall have their respective meanings defined in the 1940 Act and exemptions and interpretations issued by the Securities and Exchange Commission under the 1940 Act.

9. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Advisor, or reckless disregard of its obligations and duties hereunder, the Advisor shall not be subject to any liability to the Trust or the Fund, to any shareholder of the Trust or the Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.

LIBERTY FUNDS TRUST VII
on behalf of LIBERTY NEWPORT EUROPE FUND

By: ________________________________________________
       William J. Ballou
       Secretary

NEWPORT FUND MANAGEMENT, INC.

By:_________________________________________________
     Name:
     Title:

A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Fund.